Exhibit 23.1

The accompanying consolidated financial statements give effect to a 37.8-for-1 stock split of the common stock of iFIT Health & Fitness Inc that will be effected immediately prior to the effective date of the registration statement. The following consent is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon the effective date of the 37.8-for-1 stock split of the common stock of iFIT Health & Fitness Inc as described in the last paragraph of Note 25 to the consolidated financial statements and assuming that from August 18, 2021, to the date of such effective date no other material events have occurred that would affect the consolidated financial statements or the required disclosures therein.

/s/ Deloitte & Touche LLP

Salt Lake City, Utah

September 27, 2021

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-259220 on Form S-1 of our report dated August 18, 2021, (September ___, 2021, as to the effects of the stock split described in Note 25), relating to the financial statements of iFIT Health & Fitness Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Salt Lake City, Utah

September ___, 2021